UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 18, 2007

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

Forest Alaska Operating LLC and Forest Alaska Holding LLC (together, “Forest Alaska”) are wholly owned subsidiaries of Forest.  Forest has previously announced its intent to sell Forest Alaska. After their creation, Forest designated Forest Alaska as “unrestricted subsidiaries” under the terms of Forest’s senior subordinated notes and Forest’s bank credit facilities.  During 2006, Forest transferred all of its producing oil and gas properties located in Alaska to Forest Alaska.  In December 2006, Forest Alaska entered into a $250 million first lien credit agreement and a $125 million second lien credit agreement.  As explicitly contemplated in the two credit agreements, the borrowings under the credit agreements were used in part to fund a $350 million dividend from Forest Alaska to their parent, Forest.  Both credit agreements are secured by Forest Alaska’s oil and gas properties and are non-recourse to Forest.  The first lien credit agreement and the second lien credit agreement contain a covenant requiring that, for rolling time periods equal to four consecutive fiscal quarters, Forest Alaska may not have a “Leverage Ratio” greater than a defined amount.  The Leverage Ratio is the ratio of (i) the total debt outstanding under the credit agreements at the end of the applicable four quarters to (ii) Forest Alaska’s net income plus interest expense, depreciation, depletion expense, amortization expense, incomes taxes, exploration expense, and other non-cash charges and expenses, subject to certain adjustments (defined in the credit agreements as “Consolidated EBITDAX”), for the applicable four quarters.  In addition, the first lien credit agreement (but not the second lien credit agreement) contains a covenant requiring that, for the same rolling time periods, Forest Alaska may not have an “Interest Coverage Ratio” less than a defined amount.   The Interest Coverage Ratio is the ratio of (i) Forest Alaska’s Consolidated EBITDAX for the applicable four quarters to (ii) the total interest expense under the two credit agreements, subject to certain adjustments, for the same time period.

Based on its current assessment of Forest Alaska’s Consolidated EBITDAX, Forest believes that Forest Alaska will fail to meet the Leverage Ratio and Interest Coverage Ratio requirements for the four-quarter period that ended on March 31, 2007.  Forest Alaska’s Consolidated EBITDAX appears to be lower than expected due to several factors, which primarily include a failure to include in the credit agreements’ definition of Forest Alaska’s EBITDAX the sale of a significant quantity of Alaskan crude oil sold by Forest Alaska for Forest’s account during the fourth quarter of 2006, higher-than-expected lease operating expense relating to non-operated properties, and the purchaser’s inability to take a delivery of a significant quantity of crude oil originally scheduled for March 26, 2007 until April 5, 2007 (after the end of the quarter).  Unless waived by the lenders of more than 50 percent of the outstanding debt under the Forest Alaska credit agreements, a failure to meet the Leverage Ratio and the Interest Coverage Ratio constitutes an event of default, entitling the lenders to declare the credit agreements terminated and demand immediate payment by Forest Alaska of all outstanding borrowings at par (approximately $374 million as of March 31, 2007), accrued interest, and unpaid accrued fees.  Forest Alaska is currently in the process of negotiating a waiver from the lenders with respect to the March 31, 2007 Leverage Ratio and Interest Coverage Ratio tests.  Although Forest Alaska believes that it will be able to obtain the necessary waiver, there is no assurance that will happen.  There is also no assurance that Forest Alaska will be able to meet the Leverage Ratio and Interest Coverage Ratio tests in future quarters, which means that future waivers or amendments to the credit agreements may have to be negotiated.  Forest does not believe that a default by Forest Alaska under the two Forest Alaska credit agreements would have a material effect upon Forest’s financial results.  In addition, such a default by Forest Alaska would not constitute a cross-default under Forest’s senior subordinated notes, bank credit facilities, or other material contracts. However, a default by Forest Alaska that is not resolved to the satisfaction of the lenders could have a negative impact on Forest’s ability to raise funds in the capital markets in the future.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: April 18, 2007	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Vice President, General Counsel and
Secretary